Exhibit 99.2

CONSENT OF UBS SECURITIES LLC

We hereby consent to the use of our opinion letter dated June 5, 2026 to the Special Committee of the Board of Directors of Standard BioTools Inc. (the “Special Committee”) included as Annex C to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 of Standard BioTools Inc. relating to the proposed merger of TreeLine Biosciences, Inc. with Standard BioTools Inc., and references to such opinion under the captions “Prospectus Summary—The Special Committee,” “Prospectus Summary—Opinion of Standard BioTools Special Committee’s Financial Advisor,” “Risk Factors—The opinions of Standard BioTools’ financial advisors do not reflect changes in circumstances that may have occurred or that may occur between the signing of the Merger Agreement and the consummation of the Merger,” “The Merger—The Special Committee,” “The Merger—Background of the Merger,” “The Merger—Standard BioTools’ Reasons for the Merger,” “The Merger—Opinion of Standard BioTools Special Committee’s Financial Advisor” and “The Merger—Summary of Certain Unaudited Prospective Financial Information”  in such Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “Experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ UBS SECURITIES LLC
UBS SECURITIES LLC

New York, New York
July 20, 2026